Exhibit 10.7

GOLFSMITH INTERNATIONAL HOLDINGS, INC.

SEVERANCE PLAN

PREAMBLE

Golfsmith International Holdings, Inc. (the “Company”) desires to have a severance pay policy for eligible employees of its participating subsidiaries providing payments to certain terminated employees.   The Golfsmith International Holdings, Inc. Severance Plan set forth herein (the “Plan”) formalizes such severance pay policy as it applies to all eligible employees of such subsidiaries.  The effective date of the Plan is January 1, 2009.   The Plan supersedes and replaces all prior severance pay plans of the Company and its participating subsidiaries.

Section 1.  Definitions.

1.1           “Base Salary” shall mean the Participant’s annual rate of base pay on the date of his or her Involuntary Separation from Service, such amount to exclude overtime, incentive pay, bonuses, and any other special forms of allowance or compensation paid or payable to the Participant, provided that a Participant whose pay depends at least in part on commissions, his or her annual rate of base pay for purposes of the immediately preceding sentence shall include the amount of commissions that the Plan Administrator determines that he or she earned from the Participating Employer during the calendar year that immediately precedes the calendar year of the Participant’s Involuntary Separation from Service (or, if the Participant was employed for less than a year, such determination shall be made on an annualized basis).  For purposes of the first sentence of this Section 1.1, a Participant’s Base Salary shall include any elective salary deferrals under a tax-qualified retirement plan maintained by the Company or any Participating Employer (or any non-qualified plan designed to mirror any such tax-qualified plan), but shall not include (a) any employer matching or other contributions on such Participant’s behalf to any such tax-qualified plan (or any such mirror plan) or (b) any employer contributions on behalf of such Participant under any cafeteria, flexible spending or other plan subject to Section 125 of the Code, which such Participant has elected to be distributed in cash.  One month of Base Salary shall mean the Participant’s Base Salary divided by 12 and one week of Base Salary shall mean the Participant’s Base Salary divided by 52.  Base Salary for purposes of the Plan shall be determined by the Plan Administrator.

1.2           “Cause” shall mean the occurrence of any of the following events:

(a)           the Participant has misappropriated any funds or property of the Company or its subsidiary or of a fellow employee;

(b)           the Participant has been convicted of a felony;

(c)           the Participant has obtained personal profit from any transaction of the Company or its subsidiary with a third party without the prior approval of such profit by the Company;

(d)           the Participant has been warned in writing about poor performance and after counseling has failed to improve his or her performance to an acceptable level;

(e)           the Participant engages in on-the-job personal conduct below the standards the Company or a Participating Employer may reasonably expect;

(f)            the Participant illegally possesses or uses a drug or narcotic;

(g)           the Participant willfully destroys property of the Company or its subsidiary;

(h)           the Participant has made any untrue or material omission on or in support of the Participant’s application for employment with a Participating Employer, regardless of when discovered, and/or the Participant has falsified business or personnel records of the Company or its subsidiary; or

(i)            the Participant commits any act intended to damage the reputation of the Company or its subsidiary and/or their respective employees or which, in fact, damages the reputation of the Company and/or any such subsidiary or employees.

1.3           “Code” means the Internal Revenue Code of 1986, as amended.

1.4           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.5           “Involuntary Separation from Service” means a termination of the Participant’s services with a Participating Employer and its affiliates that is either (a) initiated by the Participating Employer, or (b) due to a resignation by the Participant within two years following a nonconsensual and material reduction in his or her base salary or a material diminution in his or her duties or responsibilities, provided that the Participant shall have provided written notice to the Participating Employer of the existence of such a condition within 90 days of the initial existence of such condition, and the Participating Employer shall not have remedied such condition within 60 days following receipt of such notice by the Participating Employer.  Notwithstanding the foregoing, an Involuntary Separation from Service shall not include any termination of services due to (i) the sale of a facility, division or subsidiary where the Participant is offered substantially equivalent employment by the purchaser, (ii) death of the Participant, (iii) the Participant’s disability (as defined under the Company’s long-term disability plan) or retirement on or after attainment of age of 65 (in each case as determined by the Plan Administrator (as defined in Section 5.1 of the Plan), or (iv) termination of the Participant’s employment by the Participating Employer due to the existence of Cause.  For purposes of this Section 1.5, “affiliates” means any entity that would be aggregated with the Participating Employer for purposes of Section 1.409A-1(h)(3) of the Treasury Regulations.

1.6           “Participant” means each eligible employee who participates in the Plan in accordance with Section 2 of the Plan.

1.7           “Participating Employer” means any subsidiary of the Company designated by the Plan Administrator as a Participating Employer for purposes of the Plan.

1.8           “Severance Pay” means the amount of severance pay payable to a Participant in accordance with Section 4.1 of the Plan

1.9           “Severance Period” means, with respect to any Participant, the period of time with respect to which Severance Pay are payable to such Participant in accordance with Section 4.1 of the Plan.

1.10         “Year of Service” means continuous employment with a Participating Employer for 12 consecutive calendar months, commencing on the date the Participant’s employment with the Participating Employer last commenced, and each anniversary of such date thereafter during such period of the Participant’s employment, but including any period of paid leave of absence, vacation, holiday or sick time, and paid short-term disability leave occurring during such period of continuous employment.

Section 2.  Participation.

2.1           Except as provided in Section 2.2 of the Plan, each full-time employee of a Participating Employer shall be eligible to participate in the Plan.   For purposes of the Plan, a full-time employee is an employee of a Participating Employer who is regularly scheduled to work at least 35 hours per week.

2.2           Employees covered by employment agreements or other individual arrangements with a Participating Employer that contain provisions relating to post-termination of employment salary continuation or other monetary severance payments are not eligible to participate in the Plan.

Section 3.  Eligibility for Severance Pay.  Each Participant shall be entitled to Severance Pay determined under Section 4 of the Plan upon any Involuntary Separation from Service, provided that the Participant executes, delivers to the Plan Administrator, and does not revoke, a general release of claims, in a form acceptable to the Company, in each case, within 60 days following the Participant’s Involuntary Separation from Service.

Section 4.  Severance Pay.The amount of Severance Pay potentially payable to any Participant under the Plan shall be determined by (i) the position of the Participant with the Company and (ii) the number of full Years of Service completed by the Participant immediately prior to Participant’s Involuntary Separation from Service as set forth in the following table:

Officer
Base Salary
Director

< 1 Year of Service	2 weeks of Base Salary
1 Years of Service	3 weeks of Base Salary
2 Years of Service	6 weeks of Base Salary
3 Years of Service	9 weeks of Base Salary
4 – 6 Years of Service	12 weeks of Base Salary
7 – 10 Years of Service	15 weeks of Base Salary
11 – 15 Years of Service	18 weeks of Base Salary
16 – 20 Years of Service	22 weeks of Base Salary
> 20 Years of Service	26 weeks of Base Salary

Manager

< 1 Years of Service	1 week of Base Salary
1 Years of Service	2 weeks of Base Salary
2 Years of Service	4 weeks of Base Salary
3 Years of Service	6 weeks of Base Salary
4 – 6 Years of Service	8 weeks of Base Salary
7 – 10 Years of Service	10 weeks of Base Salary
> 10 Years of Service	12 weeks of Base Salary

Exempt (and not Officer, Director or Manager)

< 1 Year of Service	1 week of Base Salary
1 Year of Service	2 weeks of Base Salary
2 Years of Service	4 weeks of Base Salary
3 Years of Service	6 weeks of Base Salary
4 – 6 Years of Service	8 weeks of Base Salary
7 – 10 Years of Service	10 weeks of Base Salary
> 10 Years of Service	12 weeks of Base Salary

Non-Exempt

< 1 Year of Service	1 week of Base Salary
2 Years of Service	2 weeks of Base Salary
3 Years of Service	4 weeks of Base Salary
4 – 6 Years of Service	7 weeks of Base Salary
> 6 Years of Service	10 weeks of Base Salary

4.2           Severance Pay shall be paid to Participants in substantially equal installments at the same frequency as payments of salary were made to the Participant prior to the Participant’s Involuntary Separation from Service, commencing within 75 days following the date of the Participant’s Involuntary Separation from Service.  All Severance Pay to a Participant will cease, and such Participant’s Severance Period shall end, upon such Participant’s subsequent employment by any employer.

4.3           Notwithstanding the foregoing, a Participant who is a “specified employee” within the meaning of Section 409A of the Code shall not be entitled to receive Severance Pay or other benefits, to the extent that such pay or benefits provide for a deferral of compensation within the meaning of Section 409A of the Code, before the date that is six months after his or her Involuntary Separation from Service or, if earlier, his or her date of death.  At the conclusion of such six-month period, the specified employee shall commence receipt of his or her Severance Pay (without interest) to the extent he or she is otherwise entitled to commence receipt of such pay or benefit at such time under the Plan.

Section 5.  Administration and Claims.

5.1           The Plan shall be administered by the Vice President of Human Resources of the Company (the “Plan Administrator”).  The Plan Administrator shall have full and final responsibility and authority, in its sole discretion, for the administration of the Plan including, without limitation, the authority to interpret and apply provisions of the Plan and construe all of the Plan’s terms, to authorize Severance Pay in accordance with Section 4 of the Plan, to establish and enforce such rules and regulations as the Plan Administrator shall deem proper for the efficient administration of the Plan, to correct any defect, supply any omission or reconcile any inconsistency in the Plan, and to determine eligibility for Plan participation and the entitlement to and amount of Severance Pay or other benefits which shall be payable or provided to any person in accordance with the provisions of the Plan.  In exercising such powers and authorities, the Plan Administrator shall at all times exercise good faith, apply standards of uniform application, and refrain from arbitrary action.  All determinations, decisions, interpretations and actions by the Plan Administrator with respect to the Plan shall be final, conclusive and binding on all Participants and any other persons having or claiming to have any right under or interest in the Plan.  The Plan Administrator may allocate or delegate, in whole or in part, its responsibilities for the administration of the Plan to others and employ others to carry out or give advice with respect to its responsibilities under the Plan.  Notwithstanding any other provisions of the Plan to the contrary, all determinations, decisions, interpretations and actions by the Plan Administrator with respect to officers of the Company under the Plan shall be subject to review and approval by the Compensation Committee of the Board of Directors of the Company.

5.2           A terminated employee who believes he or she is eligible for Severance Pay or other benefits pursuant to the Plan may make a claim for benefits by submitting a claim to the Plan Administrator at the following address:

Golfsmith International Holdings, Inc.

c/o Human Resources Department

11000 North IH – 35

Austin, TX 78753

5.3           Any claim by a Participant or any other employee or former employee of the Company (“Claimant”) with respect to eligibility, participation, benefits or payments under the Plan, or other aspects of the operation of the Plan shall be made in writing to the Plan Administrator or such other person designated by the Plan Administrator from time to time for such purpose.  The Plan Administrator or its delegee shall review all claims for benefits under the Plan and shall give due consideration to all claims presented.  The Plan Administrator or designated person receiving a claim shall notify the Claimant in writing (which may be transmitted electronically) of its decision on the claim within 90 days after receipt thereof.  In the event of special circumstances, the 90-day period may be extended for a period of up to 90 days (for a total of 180 days).  If the initial 90-day period is extended, the Plan Administrator or its designee shall notify the Claimant in writing (which may be transmitted electronically) within 90 days of receipt of the claim.  Such notice of extension shall indicate the special circumstances requiring such extension of time and provide the date by which the Plan Administrator expects to make a determination with respect to such claim.

Any adverse benefit determination with respect to a Claimant’s claim for a benefit shall be stated in writing (which may be transmitted electronically) and shall state clearly, in language calculated to be understood by the Claimant:

(a)           the specific reason or reasons for the adverse benefit determination;

(b)           references to the specific provisions of the Plan on which the adverse benefit determination is based;

(c)           a description of the additional material or information (if any) that the Claimant shall provide to the Plan Administrator in order for the Plan Administrator to reconsider the claim and an explanation of why such material or information is necessary; and

(d)           a description of the appeals procedures under the Plan, and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

For purposes of the Plan, an “adverse benefit determination” is a (i) denial of a benefit, (ii) reduction or termination of a benefit, or (iii) failure to provide or make a payment (in whole or in part) for a benefit.  For purposes of the foregoing, any such (A) denial, (B) reduction or termination or (C) failure to provide or make a payment for a benefit that is based upon eligibility is an “adverse benefit determination.”

5.4           A Claimant may appeal an adverse benefit determination with respect to his claim by submitting a written request for review to the Plan Administrator, within sixty (60) days after receipt of written notice of such adverse benefit determination.  The Plan Administrator shall then review such claim.  A Claimant or his authorized representative may (a) upon request and free of charge, be provided with reasonable access to, and copies of the Plan document and all other relevant documents, records and other information relevant to the Claimant’s claim, and (b) submit written comments, documents, records and other information relating to such claim.  The review of the claim determination shall take into account all comments, documents, records and other information submitted by the Claimant relating to his claim, without regard to whether such information was submitted or considered in the initial claim determination.

If the Claimant appeals in accordance with the foregoing, the Plan Administrator shall render its final decision on the Claimant’s claim, setting forth the specific reasons therefor in writing (which may be transmitted electronically), within 60 days after the Plan Administrator’s receipt of the request for review, but this period may be extended by the Plan Administrator for up to an additional 60 days in special circumstances.  Written notice (which may be transmitted electronically) of any such extension of time, including the nature of such special circumstances and the date by which the Plan Administrator expects to render its decision, shall be sent to the Claimant.  In the case of an adverse benefit determination on review, the written notice (which may be transmitted electronically) to the Claimant of the Plan Administrator’s decision on review shall state clearly, in language calculated to be understood by the Claimant:

A.            the specific reason or reasons for the adverse benefit determination on appeal;

B.            reference to specific provisions of the Plan on which the adverse benefit determination is based;

C.            a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan document and all documents, records, and other information relevant to the Claimant’s claim; and

D.            a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

A Claimant must fully exercise all appeal rights provided herein prior to bringing a civil action under Section 502(a) of ERISA.  The Plan Administrator’s decision on review shall be final and binding on any claimant or any successor in interest.

Section 6.  Funding.         The Plan is an unfunded employee welfare benefit plan as defined in Section 3(1) of ERISA.  Severance pay and benefits payable under the Plan shall be paid from the general assets of the Company or its subsidiary, if and when such severance pay and benefits are owed.  No Participant or any other person shall have any rights to or interest in any specific assets or accounts of the Company or any subsidiary of the Company by reason of the Plan.

Section 7.  Miscellaneous.

7.1           The Company and/or any Participating Employer shall have the authority to withhold or to cause to have withheld applicable income and payroll taxes from any payments made under the Plan to the extent required by law.

7.2           The Plan shall not be deemed to constitute a contract of employment, or impose on any Participating Employer any obligation to retain any Participant as an employee, to continue any Participant’s current employment status or to change any employment policies of any Participating Employer; nor shall any provision hereof restrict the right of any Participating Employer to discharge any of its employees or restrict the right of any such employee to terminate his employment with any Participating Employer.

7.3           If a Participant dies after qualifying for Severance Pay under the Plan but before receiving all payments scheduled under the Plan, any unpaid amounts of such Severance Pay shall be paid to the Participant’s estate in a lump sum.

7.4           No Participant or his or her estate shall have the right to alienate, assign, commute or otherwise transfer or encumber any benefit under the Plan for any purpose whatsoever (whether voluntarily or involuntarily) and, except to the extent prohibited by applicable law, any attempt to do so shall be disregarded completely as null and void.

7.5           In the event a Participant discloses to any unauthorized person information relating to the business of the Company or its subsidiaries which is confidential or breaches any contract (including the general release described in Section 3 of the Plan) with or violates any legal obligation to the Company or its subsidiaries, or if the Company or any subsidiary thereof, acting in good faith determines that it has a claim against a Participant that relates back directly or indirectly to his or her employment with a Participating Employer, the Plan Administrator shall have the right to suspend or discontinue permanently any further payments to or for the benefit of such Participant under the Plan and/or to offset the Severance Pay otherwise payable to the Participant under the Plan to the extent deemed necessary to satisfy any debt or other amount that the Plan Administrator, acting in good faith, determines is owed by the Participant to the Company or any subsidiary thereof.

7.6           The Plan shall be construed and governed under the laws of the State of Texas, except to the extent Federal law is applicable.

Section 8.  Amendment or Termination.       The Plan may be amended or terminated at any time, with or without notice, by action of the Company.